Capital World Growth And Income Fund

November 30, 2013

48K1

Maximum Asset Value (000's omitted)	$115,000,000

48K2

Maximum Fee Rate	0.350%

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$1,274,323
Class B	$23,731
Class C	$82,518
Class F1	$90,167
Class F2	$59,671
Total	$1,530,410
Class 529-A	$63,301
Class 529-B	$1,877
Class 529-C	$11,115
Class 529-E	$2,471
Class 529-F1	$2,346
Class R-1	$5,257
Class R-2	$23,130
Class R-3	$57,132
Class R-4	$58,161
Class R-5	$42,998
Class R-6	$96,529
Total	$364,317

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.0300
Class B	$0.7172
Class C	$0.7172
Class F1	$1.0232
Class F2	$1.1409
Class 529-A	$1.0017
Class 529-B	$0.6772
Class 529-C	$0.6961
Class 529-E	$0.9101
Class 529-F1	$1.0862
Class R-1	$0.7389
Class R-2	$0.7575
Class R-3	$0.9190
Class R-4	$1.0331
Class R-5	$1.1535
Class R-6	$1.1732

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,223,742
Class B	26,888
Class C	109,038
Class F1	89,164
Class F2	56,887
Total	1,505,719
Class 529-A	64,040
Class 529-B	2,369
Class 529-C	15,998
Class 529-E	2,735
Class 529-F1	2,244
Class R-1	6,826
Class R-2	28,911
Class R-3	59,692
Class R-4	53,384
Class R-5	36,129
Class R-6	98,839
Total	371,167

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$44.68
Class B	$44.42
Class C	$44.19
Class F1	$44.59
Class F2	$44.67
Class 529-A	$44.55
Class 529-B	$44.40
Class 529-C	$44.33
Class 529-E	$44.48
Class 529-F1	$44.60
Class R-1	$44.26
Class R-2	$44.17
Class R-3	$44.40
Class R-4	$44.58
Class R-5	$44.70
Class R-6	$44.70